Exhibit 99.1

                         [LETTERHEAD OF OSTEOTECH INC.]

                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE                              Contact: Michael J. Jeffries
                                                            (732) 542-2800
November 15, 2004
                                                   NASDAQ Symbol: OSTE

        OSTEOTECH ANNOUNCES AGREEMENT IN PRINCIPLE WITH MTF FOR A SECOND
                              PROCESSING AGREEMENT

Osteotech Inc. announced today that it has been informed by American Red Cross Transplantation Services ("ARC") and the Musculoskeletal Transplant Foundation ("MTF") that ARC and MTF have entered into an agreement for MTF to acquire the assets related to ARC's allograft tissue banking operations and that they expect this asset acquisition to close sometime in January, 2005. This asset acquisition transaction has no impact on the existing processing agreement between MTF and Osteotech that was entered into in June, 2002 and continues through December 31, 2008.

Osteotech and MTF have reached an agreement in principle, subject to the conclusion of a final definitive agreement, for MTF to provide Osteotech with an amount of standard donors to process, that is equivalent to the amount of standard donors required to be delivered by ARC to Osteotech under the ARC processing agreement through December 31, 2006 and, under certain circumstances, to extend the agreement for two additional one-year terms through December 31, 2008. The donors provided by MTF to Osteotech under this new processing agreement will be in addition to the donors MTF is required to deliver to Osteotech to process, under the June, 2002 processing agreement. The new processing agreement between Osteotech and MTF will become effective upon the closing of the asset acquisition agreement between ARC and MTF, at which time, it is expected that Osteotech's processing agreement with ARC will terminate. Osteotech and ARC have entered into discussions to resolve certain issues relating to the termination of the processing agreement between ARC and Osteotech. During the year ended December 31, 2003 and the nine months ended September 30, 2004,


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                                                                    Exhibit 99.1

the Company derived processing fees from donor tissue provided by ARC of $23.0 million and $14.1 million, respectively, or 24% and 21%, respectively, of consolidated revenues. Similarly, during the same periods, the Company received revenues from MTF of $23.4 million and $14.8 million, respectively, or 25% and 22%, respectively, of consolidated revenues.

As a result of the existing June, 2002 processing agreement with MTF, the contemplated new processing agreement with MTF, and because Osteotech has additional, multiple sources of allograft donor tissue, Osteotech does not expect any disruption in its ability to meet the market demand for its Grafton(R) DBM, Graftech(R) Bio-implant and traditional tissue product lines shipped to its end-user customers, or to experience any disruption in its ability to continue to support its private label customers. The Company also expects to have ample tissue supply necessary to continue to implement its plans to grow and expand its revenue base both domestically and overseas.

Mr. Richard W. Bauer, Osteotech's Chief Executive Officer stated, "Although we are sorry that ARC has decided to exit the tissue banking industry, we are pleased that we have been able to enter into an agreement in principle to receive the same amount of standard donors from MTF that would normally have come to us from ARC. We're also pleased that MTF and Osteotech have been able to agree on terms for the extension of the new MTF processing agreement, under certain circumstances, for up to two years beyond the termination date of the ARC processing agreement. Of substantial importance is that all of Osteotech's proprietary products, such as Grafton(R) DBM and Graftech(R) Bio-implants, made from donors sent to Osteotech under this new agreement, will be packaged and labeled with both Osteotech's brand names and Company name. This will further the Company's strategy to have all our proprietary products carry both our Company and brand name in order to eliminate confusion in the marketplace and reduce the redundancies and internal costs associated with multiple product codes for the same product offering."

Mr. Bruce Stroever, MTF's President and Chief Executive Officer stated, "We believe it is in the best interests of the ARC customers who use Osteotech proprietary products, that MTF continue the processing relationship that was in place between Osteotech and ARC. MTF and Osteotech have worked together successfully for many years and we are confident that this new aspect of our relationship will best serve our two organizations and the customers who look to us for high quality allograft tissues."


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                                                                    Exhibit 99.1

Mr. Bauer will host a conference call on November 16, 2004 at 2:00 p.m. Eastern Time to discuss the new agreement with MTF. You are invited to listen to the conference call by dialing (706) 634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 5:00 p.m. Eastern Time, November 16, 2004, through 11:55 p.m., November 23, by dialing (706) 645-9291 and indicating access code 1893863.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Osteotech's inability to conclude a definitive new processing agreement with MTF, the failure of MTF's acquisition of ARC's allograft tissue banking assets to close and the resulting failure of Osteotech's new processing agreement with MTF to become effective, Osteotech's inability to satisfactorily resolve issues relating to the termination of the ARC processing agreement, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003 and the Form 10-Q for each of the first three quarters of 2004) filed with the Securities and Exchange Commission. All information in this press release is as of November 15, 2004 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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